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                                                                      EXHIBIT 11
                         CAROLINA FREIGHT CORPORATION
                   COMPUTATION OF EARNINGS PER COMMON SHARE



                                                              Year Ended December 31
                                                              ----------------------
                                                        1994            1993            1992
                                                        ----            ----            ----
Primary:
  Earnings:
    Income                                   $     6,777,533    $    (4,161,587)    $     3,648,346
    Deduct dividends on preferred
      shares                                         (88,448)           (88,448)            (88,448)
                                             ---------------    ---------------     ---------------
    Income applicable to common stock        $     6,689,085    $    (4,250,035)    $     3,559,898
                                             ===============    ===============     ===============

  Shares:
    Weighted average number of common
      shares outstanding                           6,561,672          6,561,672           6,561,634
                                             ===============    ===============     ===============

  Primary earnings per common share:
    Net income                               $          1.02    $         (0.65)    $          0.54
                                             ===============    ===============     ===============

Assuming full dilution:
  Earnings:
    Net income                               $     6,777,533    $    (4,161,587)    $     3,648,346
    Deduct dividends on preferred
      shares                                         (88,448)           (88,448)            (88,448)
    Add after tax expense applicable
      to 6.25% convertible debentures              1,685,743          2,440,332           1,955,372
                                             ---------------    ---------------     ---------------
    Net income                               $     8,374,828    $    (1,809,703)    $     5,515,270
                                             ===============    ===============     ===============

  Shares:
    Weighted average number of common
      shares outstanding                           6,564,606          6,561,672           6,561,634

    Assuming conversion of 6.25% convertible
      debentures                                   1,052,505          1,052,505           1,052,505
                                             ---------------    ---------------     ---------------
    Weighted average number of common
      shares outstanding as adjusted               7,617,111          7,614,177           7,614,139
                                             ===============    ===============     ===============

  Earnings per common share assuming
  full dilution (see note):
    Net income                               $          1.10    $         (0.24)               0.72
                                             ===============    ===============     ===============


The calculation of fully diluted earnings per share for 1994, 1993 and 1992 is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.